EXHIBIT 99.1

iEntertainment Network Receives Merger Inquiries; Retains Adviser to Explore Strategic Alternatives

(Research Triangle Park Area, NC -- August 24, 2000)-- iEntertainment Network, Inc. (NASDAQ: IENT) today announced it has recently been approached by an entertainment-focused NASDAQ company regarding a potential merger. Subsequently, inquiries have been received from additional public companies, as well as private entities in related fields. iENT cautions that contemplated proposals--including minority investment, joint venture, and merger or sale--may not result in a transaction.

iEntertainment Network, Inc. also announced that Concordia Capital Technology Group, Inc. has been retained to advise on strategic alternatives being considered by the company's board of directors.

"Our intention has been to build the company independently," said Mike Pearce, iENT CEO. "Reported results--including an operating profit in the quarter ending June 30--confirm that rapid Internet revenue growth can be achieved in concert with uncompromising fiscal discipline. This progress is not, however, reflected in the share price and has consequently drawn the attention of other parties interested in leveraging our strengths. Retaining a financial advisor is prudent at this time to build shareholder value."

iEntertainment Network, Inc. (NASDAQ: IENT), founded in 1994 and located in Research Triangle Park, NC, is a leading provider of online entertainment media solutions, tools and content for ISP's portals, communities and e-commerce sites. iEntertainment Network currently serves both English and Spanish language audiences. The Company operates multiple online entertainment properties for key partners including AT&T WorldNet (R) Service's GameHub.net (http://www.gamehub.net), and EarthLink's Games Arena (http://www.thegamesarena.com). iEntertainment Network has strategic relationships with AT&T (NYSE: T), America Online (NYSE: AOL), EarthLink (NASDAQ: ELNK), as well as other content and service providers. For more information, call (919)-461-0722 or visit our website at (http://www.ient.com). AT&T WorldNet is a registered service mark of AT&T.

Forward-Looking Statements: Except for the descriptions of historical facts contained herein, statements in this news release concerning a possible merger, investment, sale or joint venture, future results, performance or expectations are forward-looking statements. Actual results, performance or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known or unknown risks, uncertainties and other factors including that we may not be able to agree to terms for a merger, investment, sale or joint venture and those described from time to time in the company's filings with the Securities and Exchange Commission, under "Risk Factors" and elsewhere, including risks relating to history of operating losses, change in business, failing to secure timely or adequate financing, delays in development and introduction of new products, dependence on new product introductions which achieve significant market acceptance and the uncertainties of consumer preferences, the rate and degree of market acceptance of online gaming, dependence on third party software developers for significant portion of new products, risks of rapid technological change and platform changes, intense competition, dependence upon third party distribution and other risks. We undertake no obligation to update any forward-looking statements as a result of new information, future events or otherwise, unless required by law.